Exhibit 8.1

LIST OF SUBSIDIARIES

Compañía Internacional de Telecomunicaciones S.A.	Jurisdiction of Incorporation: Argentina

Telefónica de Argentina S.A.	Jurisdiction of Incorporation: Argentina